Exhibit 99.1
INTERNATIONAL GAME TECHNOLOGY
REPORTS FOURTH QUARTER
AND FISCAL YEAR 2007 RESULTS
     (Reno, NV — November 1, 2007) — International Game Technology (NYSE: IGT) announced today operating results for the fourth quarter and fiscal year ended September 30, 2007.
     Net income for the fiscal year increased to $508.2 million or $1.51 per diluted share compared to $473.6 million or $1.34 per diluted share in the prior year. Fourth quarter net income totaled $122.6 million or $0.38 per diluted share versus $114.9 million or $0.33 per diluted share in the same quarter last year.
Fiscal year financial highlights:
•	Record total revenues of $2.6 billion, up 4%, and related gross profit up 8% from the prior year

•	Record gaming operations installed base of 59,200 machines at the end of the fourth quarter, up 19% over prior year end

•	Record gaming operations revenues of $1.4 billion, up 9%, and related gross profit up 13% from the prior year

•	Record non-machine sales of $384.2 million, up 6% from the prior year

•	Record Adjusted EBITDA totaling $1.1 billion, up 10% from the prior year

•	Record diluted earnings per share of $1.51, up 13% from the prior year
     “IGT achieved another record year in 2007, led by record revenue and placements of our gaming operations machines. Non-machine sales also reached record levels as our business model continues to evolve towards a greater focus on software and systems,” said Chairman and CEO TJ Matthews. “Adjusted EBITDA reached $1.1 billion, and we generated a record level of cash flow from operations. All of these accomplishments, coupled with the strength of our balance sheet, allowed IGT to return $1.3 billion to shareholders in the form of stock repurchases and dividends in fiscal 2007.“
Gaming Operations
     Fourth quarter revenues and gross profit from gaming operations reached a record $353.3 million and $214.7 million, respectively, compared to $333.8 million and

International Game Technology Reports
Fourth Quarter and Fiscal Year 2007 Results

$197.0 million in the prior year quarter. For the fiscal year ended September 30, 2007, revenues and gross profits were also records at $1.4 billion and $823.0 million, respectively. Increases in revenue for both the quarter and fiscal year were primarily driven by installed base growth.
     Gross margins on gaming operations were 61% for the quarter and 60% for the year, which compares to 59% and 58% in the same prior year periods, respectively. Favorable margin comparisons for the quarter and the year were mostly due to lower jackpot expense, as well as the changing mix of units in the installed base.
     The installed base of recurring revenue machines ended the year at a record 59,200 units, an increase of 9,600 units from the prior year and 1,000 units from the immediately preceding quarter. Year-over-year growth was primarily the result of incremental lease operations placements in Mexico and New York, and incremental casino operations placements in Florida, Oklahoma and California. Sequential installed base growth occurred primarily in the casino operations markets of Florida and Oklahoma.
Product Sales

	Quarters Ended		Years Ended
	September 30		September 30
	2007	2006	2007	2006
Revenues (in millions)
North America	$186.1	$209.1	$786.7	$804.4
International	123.5	95.8	473.5	455.9

Total	$309.6	$304.9	$1,260.2	$1,260.3

Gross Margin
North America	54%	57%	55%	55%
International	49%	42%	48%	44%
Total	52%	52%	52%	51%

Units Shipped
North America	8,300	11,700	43,000	51,100
International	15,100	10,700	62,900	60,900

Total	23,400	22,400	105,900	112,000

International Game Technology Reports
Fourth Quarter and Fiscal Year 2007 Results

     Fourth quarter product sales worldwide generated revenues and gross profits of $309.6 million and $161.0 million, respectively, compared to $304.9 million and $160.0 million in the prior year. Record non-machine revenues of $118.1 million increased 26% from the prior year, comprising 38% of total product sales revenues, but were mostly offset by lower total machine sales. We recognized stronger international machines sales driven by increased shipments in Japan and Australia which partially offset lower domestic machine sales. Growth in gaming systems sales primarily drove record non-machine sales. Total product sales gross margins were consistent with the prior year quarter at 52%.
     For the year, worldwide product sales revenues were comparable to the prior year, but gross profits improved 3% to $657.8 million. Lower domestic machine sales were offset by record non-machine sales and stronger international shipments, primarily in Japan and Asia. Non-machine revenues increased 6% to a record $384.2 million and comprised 30% of total product sales revenues. Growth in non-machine revenues was driven primarily by higher gaming systems sales worldwide. Total product sales gross margins were 52% for the year, up from 51% in fiscal 2006 primarily due to the greater mix of non-machine sales.
Operating Expenses and Other Income/Expense
     Operating expenses totaled $179.1 million for the quarter and $680.5 million for the year compared to $182.0 million and $646.6 million in the prior year periods, respectively. The prior year quarter included a charge totaling $11.3 million related to the buyout of a third-party development contract. Operating expenses for the current year were reduced by $12.0 million of business interruption insurance proceeds and a $5.8 million gain on the sale of a corporate airplane, both realized during the second quarter.
     Excluding the items above, fourth quarter and full year operating expenses were higher mostly due to additional sales and administrative staffing costs to support business growth and a greater investment in research and development. For the year, higher legal and compliance fees also contributed to increased operating expenses.

International Game Technology Reports
Fourth Quarter and Fiscal Year 2007 Results

     Other income, net, decreased $13.3 million from the prior year quarter and $17.3 million from the prior fiscal year, primarily as a result of higher interest expense on our 2.6% convertible debentures and additional borrowings under our credit facility.
Cash Flows & Balance Sheet
     IGT generated $821.5 million in operating cash flows on net income of $508.2 million. Operating cash flows improved 32% from the prior year primarily due to lower pre-payments for licensing rights and reduced inventory levels, as well as increased net income. Current year capital expenditures totaled $344.3 million compared to $310.5 million in the prior year. Current year spending included the ongoing construction of our Las Vegas campus and the purchase of a corporate airplane.
     Working capital totaled $595.5 million at September 30, 2007 compared to $129.1 million at September 30, 2006 primarily due to the refinancing of convertible debentures during the current year. Prior to the refinancing, the previously outstanding convertible debentures were classified as current liabilities.
     Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $400.7 million at September 30, 2007 compared to $589.1 million at September 30, 2006. Debt totaled $1.5 billion at September 30, 2007 compared to $0.8 billion at September 30, 2006. These fluctuations are primarily related to increased share repurchases during fiscal 2007.
Capital Deployment
     On September 25, 2007, our Board of Directors declared a quarterly cash dividend of fourteen cents ($0.14) per share, which was paid on October 23, 2007 to shareholders of record on October 9, 2007. The dividend was increased from thirteen cents ($0.13) per share in the previous quarter.
     During the quarter, IGT repurchased 13.5 million shares for an aggregate cost of $506.9 million and an average price of $37.47 per share. For the year, IGT repurchased 28.2 million shares for an aggregate cost of $1.1 billion and an average price of $39.70 per share. The remaining authorization under the Company’s stock repurchase program totaled 33.2 million shares at September 30, 2007.

International Game Technology Reports
Fourth Quarter and Fiscal Year 2007 Results

     As previously announced on October 11, 2007, IGT will host a conference call regarding its Fourth Quarter and Fiscal Year 2007 earnings release on Thursday, November 1, 2007 at 6:00 a.m. (Pacific Daylight Time). The access numbers are as follows:
          Domestic callers dial 888-889-4951, passcode IGT
          International callers dial 517-308-9004, passcode IGT
     The conference call will also be broadcast live over the Internet. A link to the webcast is available at our website http://www.IGT.com/InvestorRelations. If you are unable to participate during the live webcast, the call will be archived until Friday, November 9, 2007 at http://www.IGT.com/InvestorRelations.
     Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific Daylight Time) on Thursday, November 1, 2007. This replay will run through Friday, November 9, 2007. The access numbers are as follows:
          Domestic callers dial 866-430-8796
          International callers dial 203-369-0942
In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include, but are not limited to, the statement that our business model continues to evolve towards a greater focus on software and systems.
Actual results could differ materially from those projected or reflected in any of our forward looking statements. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to:
•	Unfavorable changes to regulations or problems with obtaining needed licenses or approvals.

•	A decrease in the popularity of our recurring revenue games or unfavorable changes in player and operator preferences.

•	Slow growth in the number of new casinos or the rate of replacement of existing gaming machines.

•	Failure to successfully develop and manage frequent introductions of innovative products.

•	Failure to attract, retain and motivate key employees may adversely affect our ability to compete.

•	Failure or inability to protect our intellectual property.

•	Claims of intellectual property infringement or invalidity.

International Game Technology Reports
Fourth Quarter and Fiscal Year 2007 Results

•	Risks related to international operations.
Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.
     International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Source:	International Game Technology
Contact:	Patrick Cavanaugh, Vice President, Corporate Finance and Investor Relations, 866-296-4232

International Game Technology Reports
Fourth Quarter and Fiscal Year 2007 Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Years Ended
	September 30,		September 30,
	2007	2006	2007	2006
(In millions, except per share amounts)
Revenues
Gaming operations	$353.3	$333.8	$1,361.2	$1,251.4
Product sales	309.6	304.9	1,260.2	1,260.3

Total revenues	662.9	638.7	2,621.4	2,511.7

Costs and operating expenses
Cost of gaming operations	138.6	136.8	538.2	521.4
Cost of product sales	148.6	144.9	602.4	618.6
Selling, general and administrative	105.4	103.5	397.9	375.5
Research and development	53.7	58.8	202.2	188.5
Depreciation and amortization	20.0	19.7	80.4	82.6

Total costs and operating expenses	466.3	463.7	1,821.1	1,786.6

Operating income	196.6	175.0	800.3	725.1

Other income (expense), net	(2.4)	10.9	4.5	21.8

Income before tax	194.2	185.9	804.8	746.9

Income tax provisions	71.6	71.0	296.6	273.3

Net income	$122.6	$114.9	$508.2	$473.6

Basic earnings per share	$0.38	$0.34	$1.54	$1.41
Diluted earnings per share	$0.38	$0.33	$1.51	$1.34

Weighted average shares outstanding
Basic	322.0	336.6	330.1	336.8
Diluted	325.4	345.4	336.1	355.8

International Game Technology Reports
Fourth Quarter and Fiscal Year 2007 Results

Unaudited Condensed Consolidated Balance Sheets

	September 30,	September 30,
	2007	2006
(In millions)
Assets
Current assets
Cash and equivalents	$261.3	$294.6
Investment securities, at market value	51.3	191.7
Restricted cash and investments	88.1	102.8
Receivables, net	503.1	446.8
Inventories	144.8	162.1
Jackpot annuity investments	66.5	47.2
Other	171.9	130.5

Total current assets	1,287.0	1,375.7

Notes and contracts receivable, net	63.6	63.1
Property, plant and equipment, net	567.4	469.8
Jackpot annuity investments	441.5	340.2
Goodwill and intangibles, net	1,362.1	1,352.1
Other assets	445.9	301.8

Total assets	$4,167.5	$3,902.7

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of notes payable	$5.6	$632.4
Accounts payable	121.1	115.5
Jackpot liabilities	170.7	170.0
Accrued income taxes	49.5	36.1
Dividends payable	44.4	43.4
Other accrued liabilities	300.2	249.2

Total current liabilities	691.5	1,246.6

Notes payable, net of current maturities	1,503.0	200.0

Non-current jackpot liabilities	472.4	376.7

Other liabilities	47.9	37.4

Total liabilities	2,714.8	1,860.7

Total stockholders’ equity	1,452.7	2,042.0

Total liabilities and stockholders’ equity	$4,167.5	$3,902.7

International Game Technology Reports
Fourth Quarter and Fiscal Year 2007 Results

Unaudited Condensed Consolidated Statements of Cash Flows

	Years Ended
	September 30,
	2007	2006
(In millions)
Operations
Net income	$508.2	$473.6
Depreciation, amortization and other non-cash items	304.3	303.7
Changes in operating assets and liabilities:
Receivables	(22.8)	(44.5)
Inventories	23.2	(21.3)
Accounts payable and accrued liabilities	36.6	21.4
Jackpot liabilities	(47.2)	(49.4)
Income taxes	(6.4)	(20.0)
Prepaid and other assets	25.6	(39.4)

Cash from operations	821.5	624.1

Investing
Capital expenditures	(344.3)	(310.5)
Investments, net	42.0	18.8
Jackpot annuity investments, net	29.4	27.8
Changes in restricted cash	12.4	17.6
Business acquisitions	(37.2)	(3.9)
Other	1.0	16.2

Cash from investing	(296.7)	(234.0)

Financing
Debt proceeds (repayments), net	652.9	4.8
Employee stock plans	82.7	125.0
Dividends paid	(173.8)	(168.9)
Share repurchases	(1,118.3)	(426.7)
Structured share repurchase plan	—	78.9

Cash from financing	(556.5)	(386.9)

Foreign exchange rates effect on cash	(1.6)	2.5

Net change in cash and equivalents	(33.3)	5.7

Beginning cash and equivalents	294.6	288.9

Ending cash and equivalents	$261.3	$294.6

International Game Technology Reports
Fourth Quarter and Fiscal Year 2007 Results

Unaudited Supplemental Data
(In millions, except per share amounts)

	Quarters Ended		Years Ended
	September 30,		September 30,
Calculation of Earnings Per Share	2007	2006	2007	2006
(In millions, except per share amounts)
Net income	$122.6	$114.9	$508.2	$473.6
Interest expense on convertible debentures, net of tax	—	—	—	4.3

Diluted EPS Numerator	$122.6	$114.9	$508.2	$477.9

Basic weighted average common shares outstanding	322.0	336.6	330.1	336.8
Dilutive effect of stock awards	3.4	4.3	4.1	4.4
Dilutive effect of convertible debentures	—	4.5	1.9	14.6

Diluted EPS Denominator	325.4	345.4	336.1	355.8

Basic earnings per share	$0.38	$0.34	$1.54	$1.41
Diluted earnings per share	$0.38	$0.33	$1.51	$1.34

	Quarters Ended		Years Ended
	September 30,		September 30,
Reconciliation of Net Income to Adjusted EBITDA	2007	2006	2007	2006
(In millions)
Net income	$122.6	$114.9	$508.2	$473.6
Income tax provisions	71.6	71.0	296.6	273.3
Other (income) expense, net	2.4	(10.9)	(4.5)	(21.8)
Depreciation and amortization	66.9	61.6	265.5	235.4
Share-based compensation	8.9	11.2	35.7	37.0

Adjusted EBITDA	$272.4	$247.8	$1,101.5	$997.5

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges, share-based compensation, and other income/expense, net) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate Adjusted EBITDA in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

	Years Ended
	September 30,
Reconciliation of Cash from Operations to Free Cash Flow	2007	2006
(In millions)
Cash from operations	$821.5	$624.1
Investment in property, plant and equipment	(134.1)	(83.1)
Investment in gaming operations equipment	(194.4)	(202.9)
Investment in intellectual property	(15.8)	(24.5)

Free Cash Flow before dividends	477.2	313.6
Dividends paid	(173.8)	(168.9)

Free Cash Flow	$303.4	$144.7

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT’s presentation may not be comparable to those presented by other companies.